Exhibit 9(ii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                                  Amendment to
                        Administrative Services Agreement
                                     and the
                     Agreement for Fund Accounting Services
                          and Transfer Agency Services
                                       for
                           Vision Group of Funds, Inc.

      This Amendment to the Administrative Services Agreement and the Agreement for Fund Accounting Services and Transfer Agency Services is made and entered into as of the 1st day of December, 1997, by and between Vision Group of Funds, Inc., Federated Services Company ("FSCo") and Federated Administrative Services ("FAS").

     WHEREAS, Vision Group of Funds, Inc. entered into an Administrative Services Agreement with FAS on June 1, 1993;

     WHEREAS, Vision Group of Funds, Inc. entered into an Agreement for Fund Accounting Services and Transfer Agency Services with FSCo, dated May 1, 1997, as amended September 1, 1997; and

      WHEREAS, Vision Group of Funds, Inc., FAS and FSCo have agreed to amend the foregoing Agreements, in certain respects;

      NOW, THEREFORE, the parties intending to be legally bound agree as follows:

      Section 6, Duration and Term of the Administrative Services Agreement, and the first paragraph of Article 13, Term and Duration of the Agreement for Fund Accounting Services and Transfer Agency Services are hereby deleted in their entirety and replaced with the following:

            The effective date shall be December 1, 1997. The expiration date shall be November 30, 2000. Thereafter, this Agreement shall be automatically renewed each year for an additional term of one year, unless notice of termination has been delivered by either party to the other no less than ninety (90) days before the beginning of any such additional term.

      Section 4, Compensation of the Administrative Services Agreement is deleted in its entirety, and Section I of Schedule A, Fund Accounting Fee Schedule and Section I of Schedule B, Transfer Agency Fees of the Agreement for Fund Accounting Services and Transfer Agency Services are deleted in their entirety and replaced with the following:

            For the Administrative Services provided by FAS under the Administrative Services Agreement and the Fund Accounting and Transfer Agency Services provided by FSCo under the Agreement for Fund Accounting Services

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            and Transfer Agency Services, the Fund agrees to pay FSCo, as agent for FAS and FSCo under the aforesaid Agreements, and FAS and FSCo agree to accept as full compensation for the services they provide under their respective Agreements, an annual fee calculated daily and payable monthly as follows:

                                      Average Daily Net Assets
                                             of the
      Maximum Fee                    Vision Group of Funds, Inc.

      14 basis points on the first $1.4 billion 10 basis points on the next $750 million 7 basis points on assets in excess of $2.15 billion

   WITNESS the due execution hereof this 1st day of December, 1997.

                             VISION GROUP OF FUNDS, INC.


                             By:/s/ Charles L. Davis, Jr.
                             Title:  Vice President

                             FEDERATED SERVICES COMPANY


                             By:/s/ Thomas J. Ward
                             Title:  Senior Vice President

                             FEDERATED ADMINISTRATIVE SERVICES


                             By:/s/ Victor R. Siclari
                             Title:  Vice President